Exhibit 10.9

279 E. Grand Avenue South San Francisco, CA 94080 (ph) 650.566.1402 (fx) 650.566.1429 www.dicemolecules.com

September 24, 2021

Timothy Lu, PhD, MD

Via Email

Dear Dr. Lu:

This letter agreement amends and restates the offer letter between you and DICE Therapeutics, Inc. (the “Company”)1, dated July 23, 2020 (the “Prior Agreement”) effective [ ]2, 2021.

You will continue to work in the role of Chief Medical Officer, reporting to the Company’s Chief Executive Officer. As an exempt salaried employee, you may be expected to work additional hours as required by the nature of your work assignments.

As part of the Company’s executive team, you will have the responsibilities associated with the role of the Company’s Chief Medical Officer. You will work at our facility located at 279 E. Grand Avenue, South San Francisco, CA 94080. The Company may change your position and work location from time to time at its discretion.

1.
Cash Compensation. In this position, the Company will pay you an annual base salary of $425,000, payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation. You will also be eligible to participate in the Company’s bonus program with an annual target bonus of 40% of your annual base salary.

2.
Employee Benefits. You will continue to be eligible to participate in a number of Company- sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

3.
Termination Benefits. You will continue to be eligible to receive change in control and severance payments and benefits under the Change in Control and Severance Agreement (the “Severance Agreement”) between you and the Company, attached to this offer letter as Exhibit A.

4.
Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Confidential Information and Inventions Agreement by and between you and the Company.

5.
No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into

1 Any reference to the Company will be understood to include any direct or indirect subsidiary of the Company that employs you, including DICE Therapeutics, Inc.

2 To be the effective date of the S-1 registration statement.

any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6.
Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7.
Equal Employment Opportunity. The Company is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. The Company prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.

8.
General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures, including the Company’s Employee Handbook. The Company is an equal opportunity employer.

9.
At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

10.
Arbitration. To the fullest extent permitted by law, and subject to the limitations on arbitration set forth in subsection (a)(i) and (ii) below, you and the Company (collectively, the “parties”) agree as follows:

a.
The parties agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof (the “Arbitrable Claims”), except as follows:

i.
This arbitration section does not restrict your right to file (A) claims in court for violation of the California Labor Code, including on a representative action basis under California Labor Code Sections 2698, et seq, or the California Fair Employment and Housing Act; or (B) administrative claims before any government agency where, as a matter of law, you have the right to file such administrative claims (including, but not limited to, the National Labor Relations Board, the Equal

Employment Opportunity Commission, the Department of Labor, and applicable state and local agencies); and

ii.
Each party may seek injunctive relief in court related to the improper use, disclosure or misappropriation of that party’s private, proprietary, confidential and/or trade secret information.

b.
For all (i) Arbitrable Claims, and (ii) claims covered by subsection (a)(i) above that you voluntarily elect to adjudicate through arbitration rather that in court, the arbitration shall be conducted in San Francisco, California through JAMS, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at https://www.jamsadr.com/rules-employment- arbitration/. If you are unable to access these rules, please let us know and we will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

c.
This arbitration section is governed by and will be construed in accordance with the Federal Arbitration Act, 9 U.S.C. 1, et seq. If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions of this arbitration provision shall be severable in nature, and remain fully enforceable.

11.
Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter (other than the Severance Agreement), including, without limitation, the Prior Agreement. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

Very truly yours,
DICE THERAPEUTICS, INC.

/s/ J. Kevin Judice, Ph.D.
By: J. Kevin Judice, Ph.D.
Chief Executive Officer
ACCEPTED AND AGREED:

/s/ Timothy Lu
By: Timothy Lu

Date: Dec 1, 2021